Exhibit 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman	Donald M. Earhart
Berkman Associates	Chief Executive Officer
(310) 277-5162	(949) 206-2700
info@BerkmanAssociates.com	www.iflo.com
I-Flow Agrees to Sell Its InfuSystem Subsidiary
to HAPC, Inc. for an Aggregate Purchase Price of $140 Million
     LAKE FOREST, CALIFORNIA, October 2, 2006 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today that it has signed a definitive agreement to sell its InfuSystem, Inc. subsidiary to HAPC, Inc. (OTCBB:HAPN.OB) (formerly Healthcare Acquisition Partners Corp.) for $140 million in the form of cash and a secured note, subject to certain purchase price adjustments based on the level of working capital.
     The cash portion of the purchase price will range from $65 to $85 million, depending on the amount HAPC pays to its shareholders who choose to convert their HAPC shares into cash. This amount will not be known until the closing of the transaction. In addition, HAPC has the right to secure alternative financing prior to the closing, in which event the entire $140 million purchase price will be payable in cash to I-Flow. The closing of the transaction is subject to standard conditions and approval by the shareholders of HAPC, Inc., and currently is expected to close by the end of 2006 or early 2007.
     InfuSystem provides infusion pump management services to medical oncologists and is the nation’s leading ambulatory pump provider in the chemotherapy infusion market. The proposed transaction includes a license and services agreement under which InfuSystem will continue to provide third party billing services to I-Flow in connection with I-Flow’s ON-Q® Post-Operative Pain Management System.
     Donald M. Earhart, Chairman, President and Chief Executive Officer of I-Flow, said, “InfuSystem has been an outstanding performer since I-Flow acquired the business in 1998. As we move forward, however, our strategic focus for future growth is on I-Flow pain relief products and our goal of being the leader in treating acute pain after surgery. We believe that the closing of this transaction will represent an exceptional value to our shareholders while enabling us to concentrate our efforts on our proprietary ON-Q franchise.”
     Banc of America Securities LLC acted as I-Flow’s financial advisor in connection with this transaction.
About HAPC, Inc.
     HAPC was incorporated on August 15, 2005 as a special purpose acquisition corporation (a “blank-check” company) whose objective is to acquire through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses primarily in the healthcare sector. On April 11, 2006, HAPC completed an initial public offering of common stock and received net proceeds of approximately $97 million.
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I-Flow Agrees to Sell Its InfuSystem Subsidiary to HAPC, Inc.
for an Aggregate Purchase Price of $140 Million
October 2, 2006
Page Two
About I-Flow
     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost-effective solutions for pain relief.
“Safe Harbor” Statement
     Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes,” “anticipates,” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release, which seek to advise interested parties of the risks, and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: successful consummation of the previously announced sale of InfuSystem, Inc; physician acceptance of infusion-based therapeutic regimens; implementation of our direct sales strategy; dependence on our suppliers and distributors; reliance on the success of the home health care industry; our continuing compliance with applicable laws and regulations, such as the Food, Drug and Cosmetic Act, and the FDA’s concurrence with our management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; competition in the industry; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; technological changes; and product availability and acceptance. All forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
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